Danziger & Hochman

CHARTERED ACCOUNTANTS

202 Bentworth Avenue
Toronto, Ontario
M6A 1P8

Tel: 416.730-8050 • Fax: 416.730-8382
www.danzigerhochman.ca
info@danzigerhochman.ca

October 23, 2006

Board of Directors
Innofone.Com, Incorporated
1431 Ocean Avenue, Suite 1100
Santa Monica, CA 90401
U.S.A.

Dear Sirs:

This letter is to constitute our consent to include the audit report of Innofone.Com, Incorporated as of June 30, 2006 in the Annual Report Filed on SB-2 contemporaneously herewith and subject to any required amendments thereto.

Yours very truly,

/s/ Danziger & Hochman

Danziger & Hochman
Chartered Accountants